March 8, 2023

VIA EDGAR

Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

Re:        Panoramic Evergreen Venture Fund, et. al. (File No. 812-15405)
Form APP WD/A: Request for Withdrawal of Application

Ladies and Gentlemen:

On November 8, 2022, Panoramic Evergreen Venture Fund, et. al. *
(the ?Applicants?)*
 filed an application for an order pursuant to Sections 17(d) and 57(i) of the * Investment Company Act of 1940, as amended (the ?1940 Act?), and Rule *
17d-1 promulgated under the 1940 Act (the ?Application?).

By this letter, the Applicants hereby respectfully request that the Application* be withdrawn and that the Securities and Exchange Commission take no* further action with respect thereto.

If you have any questions or additional comments concerning the foregoing,* please contact me at (212) 210-9415.

Sincerely,

/s/ Blake Estes

Blake Estes

Alston & Bird LLP
90 Park Avenue
New York, NY 10016






90 Park Avenue
New York, NY 10016
212-210-9400







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